EXHIBIT16.1

October 23, 2023
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Dear Ladies and Gentlemen:
We are the independent registered public accounting firm for Lake Shore Bancorp, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated October 23, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,
/s/ Baker Tilly US, LLP